Exhibit 4.58

BOC International (China) Limited Bank of China	Entrusted Debt Investment Agreement

Contract Number:	[Not disclosed in this translation]

The Principal:	BOC International (China) Limited (As Manager of BOC International (China) – Bank of China
No. 1 Directed Asset Management Scheme)
Legal Representative:	[Not disclosed in this translation]
Address:	[Not disclosed in this translation]

The Trustee:	Bank of China, Henan Province Branch
Legal Representative:	[Not disclosed in this translation]
Address:	[Not disclosed in this translation]

The Borrower:	China Glorious City Investments (Zhoukou) Co., Ltd.
Legal Representative:	Xu Zhu Qi
Address:	Middle Section of Chuanhui Road, Chuanhui District, Zhoukou

Pursuant to the Entrusted Debt Investment Agency Agreement entered into between the Principal and the Trustee and through friendly negotiation between the Principal, the Trustee and the Borrower, the Trustee accepts the delegation by the Principal and has entered the following agreement with the Borrower, which shall be complied by all parties.

Chapter 1: Conditions of the Entrusted Debt Investment

1.	Investment Currency and Amount

(1)	The entrusted debt investment amount under this Agreement is (in words) Renminbi Ninety Million, (In numbers) RMB90,000,000.

(2)	The Principal shall deposit the entrusted debt investment amount in full on or prior to the grant day as stipulated in the Entrusted Debt Investment Notice, into the Trustee’s following bank account:

Beneficiary’s name: [Not disclosed in this translation]

Name of Bank: [Not disclosed in this translation]

Account Number: [Not disclosed in this translation]

2.	Entrusted Debt Investment Tenure

The Entrusted Debt Investment Tenure under this Agreement shall be from 30 June 2014 to 30 June 2015, 365 days. From the date of drawdown by the Borrower (in case of drawdown by instalments, from the date of first drawdown), the actual commencement date shall be the date on which the Entrusted Debt Investment amount is deposited into the Borrower bank account.

3.	Financing Interest Rate, Interest Calculation Method and Transaction Service Fees

(1)	The interest rate of financing under this Agreement shall be based on Fixed interest rate, at 6.6% per annum, and shall remained unchanged throughout the tenure of this Agreement.

(2)	Interest are calculated on a daily basis from the date on which the Entrusted Debt Investment amount is drawn down and interest calculation date shall be on the 20th day of each quarter, interest settlement day shall be 1 business day after interest calculation day. The Borrower shall deposit the interest payable for the period into the Trustee’s bank account and the Trustee shall transfer the amount into the bank account designated by the Principal on the same day. The Borrower shall repay the interest payable for the last period to the Trustee upon maturity and the Trustee shall transfer such amount into the bank account designated by the Principal, where:

1.	Daily interest rate = Annual interest rate / 360;

2.	Interest payable by the Borrower for each interest settlement day for the period = Sum of Daily Outstanding Balance of the Entrusted Debt Investment amount within Interest Calculation Period X daily interest rate, where:

“Interest Calculation Period” means from one interest calculation day (inclusive of this day, for first interest calculation period shall be the drawdown day) to next interest calculation day (exclusive, for the last interest calculation period shall be the maturity day).

“Daily Outstanding Balance” means as of that day, the total Entrusted Debt Investment amount granted by the Trustee deducted by the total amount repaid by the Borrower , if any.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

(3)	In case where the Borrower early repaid the Entrusted Debt Investment amount under this Agreement as agreed by the Principal, interest shall be calculated and settled based on the actual number of days the Entrusted Debt Investment amount being used by the Borrower.

(4)	Beijing Asset Financing Exchange transaction fees

Beijing Asset Financing Exchange transaction fees shall be borne by BOC International Securities – Bank of China No. 1 Directed Asset Management Scheme which is managed the Principal.

4.	Purpose of Investment

The Entrusted Debt Investment amount under this Agreement is for the purpose of Advertising and Promotion, the Borrower shall not use the amount for other purpose without the prior written consent of the Principal. The Principal and the Trustee has the right to monitor the usage of the amount.

5.	Preconditions of the Drawdown

The Borrower must satisfy the following preconditions prior to the drawdown or the Trustee, as the request of the Principal, has the right to deny the drawdown application by the Borrower:

(1)	The Borrower has submitted to the Trustee a copy of business registration certificate with most recent annual inspection with a pass by relevant authority (unless otherwise as required by laws and regulations) and a copy of the organization code certificate;

(2)	Supplement to this Agreement has become effective;

(3)	Unless the Entrusted Debt Investment is unsecured, the Borrower has provided guarantee as agreed under this Agreement, and there is no event of occurrence on such guarantee that is not conducive to the Trustee;

(4)	Representations and warranties made by the Borrower under this Agreement is true, accurate and complete;

(5)	The Borrower has opened bank account for the purpose of obtaining funds, interest payment, fee payment and repayment of the entrusted debt investment amount;

(6)	The Borrower has submitted to the Trustee all necessary authorization and approval documents regarding the execution of this Agreement;

(7)	No event of breach under this Agreement has occurred;

(8)	Other investment conditions as required by laws or other third parties.

6.	Drawdown Schedule and Method

(1)	Based on the funding needs, the Borrower shall drawdown the Entrusted Debt Investment amount in one single instalment.

(2)	Upon the verification and confirmation by the Trustee that the Borrower has satisfied the preconditions to the drawdown, the Trustee shall deposit the Entrusted Debt Investment amount into the following bank account of the Borrower:

Beneficiary name: China Glorious City (Hengyang) Co., Ltd.

Bank name: Bank of China Zhoukou Branch

Account number: [Not disclosed in this translation]

(3)	Once the Entrusted Debt Investment amount under this Agreement has been transferred into the Borrower’s bank account, it is deemed that the Trustee has completed the granting of the amount and the Borrower has drawn down the amount.

(4)	In case where the Borrower fails to draw down the Entrusted Debt Investment amount due to its own reason, the Trustee has the right to deny the investment or agree to continue with the investment at the instruction of the Principal. Regardless whether the Trust decided to deny or to continue with the investment, the Borrower shall pay to the Trustee a fee equal to 0.5% of the unutilized amount as penalty and the Trustee shall transfer such fee to the bank account designated by the Principal. The amount that has already drawn down shall continue to fulfill under the terms of this Agreement.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

7.	Repayment of Investment Funds

(1)	The Borrower shall repay the Entrusted Debt Investment amount under this Agreement using method 1 below:

1.	To repay the Entrusted Debt Investment amount in one single instalment upon maturity. The Borrower shall repay to the Trustee the Entrusted Debt Investment amount under this Agreement in its original currency upon maturity and the Trustee shall transfer the amount to the bank account designated by the Principal on the same day.

2.	The Borrower shall strictly follow the repayment schedule to repay the Entrusted Debt Investment amount in instalments to the Trustee under this Agreement in its original currency and the Trustee shall transfer the amount to the bank account designated by the Principal on the same day, based on the following repayment schedule:

[Blank]

(2)	The Borrower shall repay in full the Entrusted Debt Investment amount and other amounts payable pursuant to schedule as agreed under this Agreement. In case where the repayment by the Borrower does not satisfy all payments due, the Trust has the right to designate the repayment order.

(3)	In case where the Borrower wishes to apply to early repay all or part of the Entrusted Debt Investment amount, the Borrower shall submit a written application to the Trustee 20 business day in advance. The Borrow may early repay all or part of the Entrusted Debt Investment amount only when after the Trustee has informed and obtained approval from the Principal.

(4)	In case where the Principal agrees to early repayment by the Borrower, the Borrower shall compensate the Principal at a rate equal to 0.5% of the early repaid amount by way of payment to the Trustee, and the Trustee shall transfer the compensation to the bank account designated by the Principal. The Borrower shall also repay all other investment amount, interest and other fees fall due under this Agreement on the day of the early repayment.

(5)	In case where the actual investment period is shorten either due to early repayment by the Borrower or early collection of the Entrusted Debt Investment amount by the Trustee, the interest rate shall not be adjusted and shall remain in effect.

8.	Investment Guarantee

(1)	The Entrusted Debt Investment under this Agreement is secured by a guarantee.

(2)	The Entrusted Debt Investment under this Agreement is guaranteed by China Northeast Logistics City Dezhou Co., Ltd. in form of joint responsibility guarantee, and is entered into between the Trustee or its branches with the Borrower on a separate agreement, the guarantee agreement serial number is 2014ZKH Gao Bao Zong Zi No. 002 and 2014ZKH Gao Bao Zong Zi No.002 Bu Zi No. 01.

Chapter 2: Rights and Obligations of the Principal

9.	The Principal has to right to receive from the Trustee the Entrusted Debt Investment amount, interest and other payables paid by the Borrower.

10.	To ensure the safety of the Entrusted Debt Investment amount, the Principal has the right to entrust the Trustee to supervise the usage of Entrusted Debt Investment amount by the Borrower.

11.	In case where the Principal agree the early repayment by the Borrower, the Principal shall provide written notice to the Trustee to handle the early repayment procedures with the Borrower.

12.	In case where there is deterioration in the business conditions of the Borrower, occurrence of event of default or other circumstances which may result in the Entrusted Debt Investment amount being at risk, the Principal has the right to instruct the Trustee to, including but not limited to, early collect the Entrusted Debt Investment amount, initiate legal proceeding, etc, to ensure the safety of the Entrusted Debt Investment amount.

13.	The Principal has to right to directly, through the Trustee or through legal proceedings, to chase the Borrower for collection or Entrusted Debt Investment amount.

14.	The Principal shall bear the risks of the Entrusted Debt Investment and shall not request the Trustee to bear the risks in anyway. The Principal shall not request the Trustee to take responsibility for failure to repay the Entrusted Debt Investment amount or its interest by the Borrower.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

Chapter 3: Rights and Obligations of the Trustee

15.	Subsequent to the confirmation of Entrusted Debt Investment amount is in place, the Trustee shall, pursuant to contents of signed Entrusted Debt Investment Notice issued by the Principal and terms as agreed under this Agreement, process the granting of the Entrusted Debt Investment amount promptly.

16.	The Trustee shall promptly transfer any amount repaid from the Borrower to the bank account designated by the Principal at the request of the Principal and to indicate such repayment on the fund transfer voucher.

17.	The Trustee accepts the entrustment by the Principal to manage the Entrusted Debt Investment amount under this Agreement which shall include:

(1)	To perform due diligence on the Borrower’s qualification and matters relating to the granting of loan;

(2)	In case where the investment under this Agreement requires guarantee, to assist the Principal in the review and evaluation of the guarantee ability of the guarantor, legal titles and value of assets to be pledged and feasibility of assets to be pledged;

(3)	To perform review and approval on the fulfillment of preconditions of the drawdown of the Entrusted Debt Investment amount, and to supervise and inspect the Borrower in respect of purpose of usage of the Entrusted Debt Investment amount;

(4)	To perform continuous monitoring and supervision on the business operation and financial status of the Borrower, and to request the Borrower to provide financial reports and other reports and information which are able to reflect the business operation and financial status of the Borrower;

(5)	To inform the Principal promptly in the event of default under this Agreement by the Borrower;

(6)	To report to the Principal regarding the usage of the Entrusted Debt Investment amount by the Borrower periodically and to provide bank statement to the Principal on a quarterly basis. To notify the Principal in writing within 5 business days upon acknowledgement of an event such as property preservation or mandatory enforcement on the bank account of the Borrower which may result in significant unfavourable effect;

(7)	In case where the Borrower fails to repay the Entrusted Debt Investment amount and interest, to chase debts in writing from the Borrower and guarantor and to report to the Principal for debt chasing progress;

(8)	Pursuant to the instruction of the Principal, carry out actions including but not limited to legal proceedings, exercise of rights on guarantee, etc, to recover investment amount and interest to avoid investment loss or further loss.

18.	In case where Trustee and the Borrower are at a different location, the Trustee may transfer part of the entrusted duties to its branches located at the same place as the Borrower and the Trustee shall bear the responsibility for such transfer of duties.

19.	In case where the Entrusted Debt Investment amount is secured by guarantee, the Trustee or its branches or the Principal shall enter into a guarantee agreement with the guarantor, and to complete all necessary notarization and registration and the Borrower shall bear these costs.

Chapter 4: Representations and Warranties of the Borrower

20.	The following representations and warranties made by the Borrower to the Trustee and the Principal under this Agreement shall remain valid throughout the tenure of this Agreement.

(1)	Possess qualification as a borrower pursuant to laws and regulations, and its qualified and has the ability to execute and fulfill this Agreement;

(2)	The Execution of this Agreement has obtained all necessary authorization and approvals, and the execution of this Agreement does not violate to its articles of association and relevant laws and regulations, and is not in conflict with the Borrower’s responsibility in other contracts or agreements;

(3)	Other liabilities fall due has been repaid on time, there is no arears of malicious intent and no cross default on liabilities;

(4)	Possess a sound organization structure and financial management policy, no material violation of laws on business operation in the past one year and no major bad record on existing senior management;

(5)	Documents and information provided to the Trustee and the Principal are true, accurate, complete and valid which do not contain falsified, materially concealed or misleading representations;

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

(6)	Financial reports provided to the Trustee and the Principal are prepared in accordance with Accounting Standards of the People’s Republic of China and are truly, fairly and completely reflecting the Borrower’s business operation and indebtedness status, and there was no occurrence of major unfavourable event since the latest financial report date;

(7)	There are no concealment of litigation, arbitration or claims against the Borrower that was not reported to the Trustee and the Principal;

(8)	Other circumstances which may affect the financial situation and solvency of the Borrower.

Chapter 5: Undertakings of the Borrower

21.	The Borrower provide the following undertakings to the Trustee and the Principal, which shall remain valid throughout the tenure of this Agreement:

(1)	To drawdown and use the Entrusted Debt Investment amount pursuant to the tenure and purpose of usage as agreed under this Agreement and the amount obtained shall not be used in any form in securities market, futures market and other purpose which is prohibited by the relevant laws and regulations;

(2)	To repay the Entrusted Debt Investment amount, interest and other fees payable in accordance with the terms as agreed under this Agreement;

(3)	To provide documents and information such as relevant financial reports, and other reports and statements which reflect the Borrower’s business operation and financial situation at the request of the Trustee and the Principal;

(4)	In case where the Borrower has entered or intended to enter into a counter-guarantee agreement or similar agreement with the guarantor regarding the guarantor’s responsibilities under this Agreement, such agreement will and shall not jeopardize the rights of the Trustee and the Principal under this Agreement;

(5)	To accept inspection and supervision by the Trustee and the Principal, to provide information on the status of production, business operation and asset, etc and to provide effective and abundant assistance and coordination;

(6)	To ensure the realization of rights and interests of the Trustee and the Principal under this Agreement during material change in ownership and/or adjustment in operation method;

(7)	Shall not dispose of the Borrower’s assets which would reduce the repayment ability of the Borrower. The Borrower shall obtain prior written consent from the Principal and the Trustee for guarantee provided to third by way of pledge of assets.

(8)	To notify the Trustee promptly for the occurrence of the following events:

1.	Event of default under this Agreement or other contracts and agreements;

2.	Change of ownership, change of senior management, amendments to articles of association and re-organization; change of registered address, place of business operation, correspondence address, operation areas, legal representative, etc;

3.	Difficulty in business operation and deterioration in financial situation;

4.	Involvement in major litigation or arbitration;

5.	Occurrence of events which affect the solvency of the Borrower.

(9)	Shall not distribute any form of dividend prior to the repayment of the Entrusted Debt Investment amount and interest and other fees payable;

(10)	The repayment of liabilities under this Agreement shall have priority over the Borrower’s liabilities to its shareholders, legal representative and person in charge, major investors, or key management, and at least rank pari passu to other similar debts of the Borrower.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

Chapter 6: Responsibilities of the Default

21.	The Borrower’s Events of Default and Responsibility

(1)	The following events constitute an event of default by the Borrower:

1.	The Borrower fails to repay the Entrusted Debt Investment amount, interest and other fees payable under this Agreement, or fails to fulfill other responsibilities under this Agreement, or in breach of representations, warranties or undertakings made under this Agreement;

2.	Changes to guarantee provided which is unfavourable to this Agreement and the Borrower fails to provide other forms of guarantee that is approved by the Principal and the Trustee;

3.	The Borrower fails to repay other debts that fall due (including those being declared early matured), or fails to fulfill or in breach of its responsibilities under other agreements which may have or already affected its ability to fulfill its responsibilities under this Agreement;

4.	The occurrence of unfavourable changes to the Borrower’s business operation, external investment, solvency, which may have or already affected its ability to fulfill its responsibilities under this Agreement;

5.	The Borrower may have been or already out of business, dismissal, liquidation, suspension of business, revocation of business licence, being revoked or applied (or being applied) for bankruptcy;

6.	In violation of the terms of Entrusted Debt Investment Funds Usage and Account Supervision Agreement entered into between the Trusted and the Borrower;

7.	Other unfavourable circumstances which may affect the realization of the Principal’s interest under this Agreement.

(2)	In case there is an event of default by the Borrower, the Principal and the Trustee has the right to take one or more of the following actions to ensure the prompt collection of the Entrusted Debt Investment amount and interest:

1.	To request the Borrower to correct its act of default;

2.	The Principal to instruct the Trustee to decide on its own to stop granting of the Entrusted Debt Investment amount to the Borrower under this Agreement;

3.	Declare outstanding balance of the Entrusted Debt Investment amount under this Agreement and other financing between the Trustee and the Borrower become due immediately and to immediately collect the outstanding balance of these debts;

4.	Demand compensate from the Borrower for loss caused to the Principal;

5.	Other actions as required by laws and regulations, this Agreement or the Principal deem necessary.

(3)	In case where the Borrower fails to repay the amount fall due (including those being declared early matured), the Trustee has the right to charge the Borrower a penalty interest from the day on which the amount become overdue, penalty interest rate shall be 5% in addition to the original interest rate on the Entrusted Debt Investment amount. In case where the Borrower fails to pay interest when it fail due, interest shall be compounded using penalty interest rate.

(4)	In case where the Borrower fails to utilize the Entrusted Debt Investment amount pursuant to purpose as agreed under this Agreement, the Trustee has the right to charge the Borrower a penalty interest from the day on which the amount is being miused, penalty interest rate shall be 5% in addition to the original interest rate on the Entrusted Debt Investment amount. In case where, during the period when the amount is being misused, the Borrower fails to pay interest when it fail due, interest shall be compounded using penalty interest rate.

(5)	In case where dispute or litigation caused by the Borrower, the Borrower shall compensate the loss incurred by the Principal and the Trustee due to its act of default, which include counsel fees, etc, incurred for the realization of their rights and interests under this Agreement.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

23.	The Trustee’s Event of Default and Responsibility

(1)	The Trustee fails to grant the Entrusted Debt Investment amount after the amount is being transferred from the Principal to the Trustee’s bank account, or the Trustee transfer the amount or interest being repaid by the Borrower to the Principal as agreed under this Agreement, the Trustee shall pay to the Principal an amount of compensation equal to the number of days it is being in default and a daily rate of 0.5%.

(2)	In case where the Trustee fails to fulfill its duties as trustee under this Agreement and have caused damages to the Principal, the Trustee shall bear the responsibility of related default.

Chapter 7: Deductions

24.	In case where the Borrower fails to repay the Entrusted Debt Investment amount on due day (including amounts declared early matured) or committed an event of default, the Trustee has the right to deduct the relevant amount from the Borrower’s bank account at the Trustee or any of its branches, until the debts under this Agreement is fully repaid.

25.	In case where the deduction is in a currency different from the currency under this Agreement, the deduction shall be exchanged at a rate applicable to the Trustee on the day of deduction. Interest, other expenses and exchange differences arising from exchange fluctuations between the day of deduction and repayment day (the day on which the Trustee exchanged the deduction to the currency under this Agreement in accordance with national exchange policy and repaid all debts under this Agreement) shall be borne by the Borrower.

26.	In case where the deductions made by the Trustee is insufficient to repay all of the indebtedness payable by the Borrower to the Principal, the Principal has the right to decide the sequence for which of the overdue is settled.

Chapter 8: Others

27.	Fees

(1)	Unless as required by relevant laws and regulations and except for Beijing Asset Financing Exchange transaction fees, taxes and fees (which including but not limited to valuation, registration, appraisal, Notarization, guarantee, etc) incurred for the execution of this Agreement shall be borne by the Borrower.

(2)	Counsel fees, litigation fees and expenses incurred for realization of rights and interest due to disputes and litigations as a result of default by the Borrower shall be borne by the Borrower

28.	Delivery

All notifications or agreements under this Agreement shall be made in written form. In case where the delivery is made in person or through post, the day on which acknowledgment is signed is deemed to be the day on which a notification or agreement is delivered; In case where the notifications or agreements are delivered through facsimile, the day on which a facsimile reply is received is deemed to be the day on which a notification or agreement is delivered.

29.	Validity, Modifications and Termination

(1)	This Agreement shall become in effect upon execution by all parties, and shall remain in effect until all of the responsibilities under this Agreement has been fulfilled.

(2)	Any proposed modifications to this Agreement shall be in written form as negotiated and agreed by all parties. Modifications in clauses or agreement shall form an integral part of this Agreement and shall bear the same legal effect to this Agreement. Except for the modified clause, the remainder of this Agreement shall remain in effect and the original clause shall remain in effect prior to the effectiveness of the modification.

(3)	The modification or termination of this Agreement does not affect the rights for damages by any party to this Agreement. The termination of this Agreement does not affect the effectiveness of clauses relating to dispute resolution.

30.	Applicable Laws and Dispute Resolution

(1)	The execution, effectiveness, interpretations, fulfilment and the dispute resolution shall be construed under the laws of the People’s Republic of China.

(2)	Any disputes so arising under this Agreement shall be resolved through negotiation or otherwise through procedures as agreed under this Agreement.

BOC International (China) Limited	Entrusted Debt Investment Agreement
Bank of China

31.	Supplements

The following supplements and other supplements as confirmed by all parties form an integral part of this Agreement and shall have the same legal effect.

1.	Deed of Trust

2.	Entrusted Debt Investment Agency Agreement

3.	Entrusted Debt Investment Usage and Account Supervision Agreement

4.	Notice of Entrusted Debt Investment

32.	Copies

This Agreement contain 5 copies, 2 copies for the Principal, 1 copy each for the Trustee and the Borrower, remaining copy filed to the Beijing Asset Financing Exchange, all shall have the same legal effect.

The Principal: Stamped with a Seal of BOC International (China) Limited

Authorised Signature:

The Trustee: Stamped with a Seal of Bank of China Henan Province Branch

Authorised Signature:

The Borrower: Stamped with a Seal of China Glorious City Investments (Zhoukou) Co., Ltd.

Authorised Signature: Xu Zhu Qi

Date: 30 June 2014